Exhibit (a)(5)(B)

Optimum Subsidiary Announces Preliminary Results of Tender Offer
for Shares of Optimum’s Class A Common Stock

NEW YORK (July 1, 2026) — CSC Investments II LLC, a Delaware limited liability company (“CSC Investments II”), and a wholly owned subsidiary of Optimum Communications, Inc. (NYSE: OPTU) (“Optimum”), today announced the preliminary results of its tender offer, which expired at 5:00 p.m., New York City time, on June 30, 2026.

Based on the preliminary count by Equiniti Trust Company, LLC, the depositary for the tender offer (the “Depositary”), a total of approximately 254,956,213 shares of Optimum’s Class A Common Stock, par value $0.01 per share (each share of Optimum’s Class A Common Stock, a “Share,” and collectively, the “Shares”), were validly tendered and not validly withdrawn at the purchase price of $2.50 per Share, which includes 20,062,734 Shares that were tendered through notice of guaranteed delivery.

In accordance with the terms and conditions of the tender offer and based on the preliminary count by the Depositary, CSC Investments II expects to accept for purchase an aggregate of 120,000,000 Shares at a purchase price of $2.50 per Share, for an aggregate cost of approximately $300,000,000, excluding fees and expenses relating to the tender offer. Because the tender offer was oversubscribed, CSC Investments II expects to accept the Shares on a pro rata basis, except for tenders of “odd lots,” which will be accepted in full, and conditional tenders that will automatically be regarded as withdrawn because the condition was not satisfied. CSC Investments II has been informed by the Depositary that the preliminary proration factor for the tender offer is approximately 47.1%. The Shares expected to be accepted for purchase represent approximately 42.5% of the Shares that were issued and outstanding as of June 30, 2026.

The number of Shares expected to be purchased in the tender offer and proration factor are preliminary and subject to change. The preliminary information contained in this press release is subject to confirmation by the Depositary and is based on the assumption that all Shares tendered through notice of guaranteed delivery will be delivered within the one business day delivery period. The final number of Shares to be purchased in the tender offer will be announced following the expiration of the guaranteed delivery period and the completion by the Depositary of the confirmation process. Payment for the Shares accepted for purchase pursuant to the tender offer, and the return of all other Shares tendered and not purchased, will occur promptly thereafter. Payment for Shares will be made in cash, subject to applicable withholding and without interest.

Contacts

Investor Relations

John Hsu: +1 917 405 2097/john.hsu@optimum.com

Sarah Freedman: +1 631 660 8714/sarah.freedman@optimum.com

Media Relations

Lisa Anselmo: +1 516 279 9461/lisa.anselmo@optimum.com

Janet Meahan: +1 516 519 2353/janet.meahan@optimum.com

About Optimum Communications

Optimum Communications, Inc. (NYSE: OPTU) is one of the largest broadband communications and video services providers in the United States, delivering broadband, video, mobile, proprietary content and advertising services to approximately 4.3 million residential and business customers across 21 states through its Optimum brand. We operate Optimum Media, an advanced advertising and data business, which provides audience-based, multiscreen advertising solutions to local, regional and national businesses and advertising clients. We also operate News 12, which is focused on delivering best-in-class hyperlocal news content.

Forward-Looking Statements

Certain statements in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, but not limited to, statements regarding the tender offer. These forward-looking statements include, but are not limited to, all statements other than statements of historical facts contained in this press release, including, without limitation, those regarding our intentions, beliefs or current expectations concerning, among other things, our ability to complete the tender offer, the number of shares we are able to purchase pursuant to the tender offer, our future financial condition, liquidity, capital structure and results of operations; our strategy, objectives, prospects and trends, including driving margin expansion; our 2026 priorities, including, among other things: improving broadband trends (including simplifying products and pricing and improving convergence and value-added product sell-in), maintaining financial discipline (including base management, product margin expansion, cost optimization and our AI and automation capabilities) and investing for long-term value creation (including fiber expansion, network upgrades and investment in technology and tools); our capital structure, including our ability to address upcoming maturities, refinancing activities, deleveraging initiatives and transformation plans; our subscriber trends (including broadband, mobile, video and fiber, churn, customer growth, retention, penetration and lifetime value) and competitive dynamics; our go-to-market strategies and pricing and rate management strategies and the anticipated benefits thereof; network enhancements; future developments in the markets in which we participate or are seeking to participate; and our ability to execute the tender offer as intended. These forward-looking statements can be identified by the use of forward-looking terminology, including without limitation the terms “anticipate”, “believe”, “could”, “estimate”, “expect”, “forecast”, “intend”, “may”, “opportunity”, “plan”, “project”, “should”, “target”, “outlook”, or “will” or, in each case, their negative, or other variations or comparable terminology. Where, in any forward-looking statement, we express an expectation or belief as to future results or events, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. To the extent that statements in this press release are not recitations of historical fact, such statements constitute forward-looking statements, which, by definition, involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements including risks referred to in our SEC filings, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 and subsequent Quarterly Reports on Form 10-Q. You are cautioned to not place undue reliance on Optimum Communications’ forward-looking statements. Any forward-looking statement speaks only as of the date on which it was made. Optimum Communications specifically disclaims any obligation to publicly update or revise any forward-looking statement, as of any future date.

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